Exhibit 99.1

Graymark Healthcare Reports

Third Quarter 2012 Financial Results

Graymark announces cost reduction plan for 2013 of more than $2 Million

OKLAHOMA CITY, OK – November 13, 2012–Graymark Healthcare, Inc. (OTCQB: GRMH), the nation’s second largest provider of diagnostic sleep services and an innovator in comprehensive care for obstructive sleep apnea (OSA), reported financial results for the third quarter ended September 30, 2012.

“Today, Graymark Healthcare announced that it entered into a definitive agreement for an equity investment from a newly formed entity, Oklahoma Health Partners (OHP). OHP intends to purchase 1,444,445 shares of Graymark’s common stock for $650,000. The Graymark team greatly appreciates this vote of confidence from OHP,” said Stanton Nelson, CEO of Graymark Healthcare. The funds will be used for general purposes as the Graymark management team executes its plan to right-size the company.

Mr. Nelson added, “We recently initiated a cost reduction plan that is expected to save the company approximately $2.0 million in 2013. In addition to the cost reductions, which include reductions in our labor force, corporate expenses and bad debt expense, we are developing a plan to identify and close underperforming lab locations.”

Third Quarter 2012 Financial Results

Net revenues in the third quarter of 2012 were $4.3 million, decreasing 4.3% from $4.5 million in the third quarter of 2011. The decrease in revenue was primarily attributable to a decrease in the average reimbursement per sleep study and lower product sales due to a reduced number of CPAP set-ups and reduced reimbursement levels for both CPAP set-ups and re-supply shipments due to patient mix fluctuations.

During the third quarter of 2012, the company continued to focus on increasing patient sleep study volumes by increasing referral levels and referral conversion rates, maximizing the use of available capacity and compressing the elapsed time between referral receipt and rendering of service. As a result, sleep study volume increased 1.9% to 4,247 studies from 4,185 in second quarter of 2012. Net services revenues in the third quarter of 2012 were $3.2 million, decreasing 3.7% from $3.3 million in the third quarter of 2011. primarily due to the continued shift of patients to hospital/outreach facilities which have lower average revenue per sleep study, but higher net earnings due to lower facility and other fixed overhead costs.

Net revenues from Graymark’s sleep therapy business were $1.1 million, decreasing 6.0% from $1.2 million in the year-ago quarter. The decrease was due to a reduction in CPAP set-ups along with a decline in reimbursement levels for both CPAP set-ups and re-supply shipments due to patient mix fluctuations. Re-supply volume increased 10.7% to 3,443 packages shipped, compared to 3,110 shipped in the year-ago quarter. We experienced a 1.8% decrease in therapy revenue sequentially compared to second quarter of 2012 due to a sequential decrease in set-up volume compared to the second quarter of 2012.

Selling, general and administrative expenses increased $0.2 million or 6.1% to $3.5 million, compared to $3.3 million in the year-ago quarter primarily due to nonrecurring legal fees and other expenses associated with the Foundation transaction of $0.3 million

Loss from continuing operations, net of taxes, were $2.0 million the third quarter of 2012, compared to a loss from continuing operations of $1.6 million in the year-ago quarter. Net loss attributable to Graymark was $2.2 million or $(0.15) per share in the third quarter of 2012, compared to a net loss of $1.6 million or $(0.10) per share in the year-ago quarter.

EBITDA from continuing operations in the third quarter of 2012 was a loss of $1.4 million, compared to a loss of $1.0 million in the year-ago quarter (see “Reconciliation of Non-GAAP Financial Measures” below for the definition and an important discussion of this non-GAAP financial measure).

At the end of the third quarter of 2012, cash and cash equivalents totaled $0.1 million, compared to $4.9 million at December 31, 2011.

Third Quarter 2012 Overview

	Q3 2012	Q3 2011	Change %	Q2 2012	Change %
Net Revenues ($ in thousands)
Services (Sleep Diagnostics)	$3,167	$3,287	-3.7%	$3,167	0.0%
Product Sales (Sleep Therapy)	1,124	1,196	-6.0%	1,145	-1.8%

Total	$4,291	$4,483	-4.3%	$4,312	-0.5%

Volume
Sleep Studies	4,247	4,245	0.0%	4,185	1.9%
Set-ups	583	694	-16.0%	662	-11.9%
Conversion percentage	13.7%	16.3%		15.8%
Re-supply	3,443	3,110	10.7%	3,646	-5.6%

Third Quarter 2012 Operational Highlights

Sleep Studies by Facility Type

	Q3 2012		Q3 2011		Q2 2012
	Number	%	Number	%	Number	%
Free standing centers	2,323	55%	2,478	58%	2,351	56%
Hospital based	1,874	45%	1,767	42%	1,834	44%

Total sleep studies performed	4,247		4,245		4,185

Conference Call

The company will host a conference call to discuss its third quarter 2012 financial results today Tuesday, November 13, 2012 at 4:30p.m. Eastern time.

Dial-in number: 1-877-303-7611

International: 1-970-315-0445

Conference ID#: 19992108

The conference call will be broadcast live webcast at:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=117548&CompanyID=AMDA-15IXOV&e=1&mediaKey=8509A54876F99874FF74B5752B2F6602 and available for replay via the Investors section of the company’s website at www.graymarkhealthcare.com

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Genesis Select at 303-415-0200.

A replay of the call will be available for thirty days.

Toll-free replay number: 1-855-859-2056

International replay number: 1-800-585-8367

Replay pin number: 19992108

Reconciliation of Non-GAAP Financial Measures

Graymark is providing EBITDA from continuing operations information, which is defined as net income from continuing operations plus interest, income taxes, depreciation and amortization expenses (including impairment of goodwill), as a complement to GAAP results. EBITDA is commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing the company’s financial performance. EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities, or other financial statement data presented in the company’s consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release in the accompanying tables. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

GRAYMARK HEALTHCARE, INC.

Reconciliation of Net Income to EBITDA from Continuing Operations

For the Three Months Ended September 30, 2012 and 2011

	2012	2011
Net loss	$(2,230,575)	$(1,555,893)
Loss from discontinued operations, net of taxes	283,961	14,896

Loss from continuing operations, net of taxes	(1,946,614)	(1,540,997)

EBITDA add backs:
Interest expense, net	271,363	300,791
Income taxes	—	3,498
Depreciation and amortization	313,669	279,463

Total EBITDA add backs	585,032	583,752

EBITDA from continuing operations	$(1,361,582)	$(957,245)

About Graymark Healthcare

Headquartered in Oklahoma City, Okla., Graymark Healthcare, Inc. (OTCQB:GRMH) is the nation’s second largest provider of sleep management solutions. In addition to diagnosing and treating over 80 sleep disorders, the company specializes in comprehensive care for Obstructive Sleep Apnea (OSA). Graymark offers its services through sleep laboratories primarily in the Midwest, including standalone or IDTF facilities, therapy facilities, rural outreach hospital sites and urban hospital management agreements. For more information, visit www.graymarkhealthcare.com.

Important Cautions Regarding Forward Looking Statements

This press release may contain forward-looking statements that are based on the company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the company, including, without limitation, that the company is not able to raise additional debt or equity financing to continue normal operations, the company can not continue to operate as a going concern, the Foundation acquisition is consummated on a timely basis or at all, the company’s actual results differ materially from expected results, the company is not able to achieve the operational, revenue or cost synergies that are expected, the current economic climate and other risks and uncertainties, including those enumerated and described in the company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Graymark Healthcare, Inc.

Stanton Nelson

Chief Executive Officer

Tel 1-405-601-5300

Investor Relations:

Genesis Select, Inc.

Kim Rogers-Carrete

Partner

Tel 1-303-415-0200

GRAYMARK HEALTHCARE, INC.

Consolidated Condensed Balance Sheets

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$113,327	$4,915,032
Accounts receivable, net of allowances for contractual adjustments and doubtful accounts of $3,160,741 and $3,100,612, respectively	3,264,556	3,095,447
Inventories	375,690	427,039
Current assets from discontinued operations	34,486	1,059,023
Other current assets	718,778	274,049

Total current assets	4,506,837	9,770,590

Property and equipment, net	3,128,640	2,935,992
Intangible assets, net	1,092,591	1,214,633
Goodwill	10,688,571	13,729,571
Other assets from discontinued operations	—	54,255
Other assets	266,408	280,289

Total assets	$19,683,047	$27,985,330

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities:
Accounts payable	$2,291,735	$782,367
Accrued liabilities	2,719,741	2,262,096
Current portion of long-term debt	18,423,280	2,071,597
Current liabilities from discontinued operations	580,391	723,274

Total current liabilities	24,015,147	5,839,334

Long-term debt, net of current portion	158,925	17,203,691
Other liabilities	117,282	117,282

Total liabilities	24,291,354	23,160,307
Equity:
Graymark Healthcare shareholders’ equity (deficit):
Preferred stock $0.0001 par value, 10,000,000 authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 500,000,000 shares authorized; 15,195,634 and 15,070,634 issued and outstanding, respectively	1,520	1,507
Paid-in capital	40,214,976	40,080,923
Accumulated deficit	(44,536,078)	(35,113,386)

Total Graymark Healthcare shareholders’ equity (deficit)	(4,319,582)	4,969,044
Noncontrolling interest	(288,725)	(144,021)

Total equity (deficit)	(4,608,307)	4,825,023

Total liabilities and shareholders’ equity (deficit)	$19,683,047	$27,985,330

GRAYMARK HEALTHCARE, INC.

Consolidated Condensed Statements of Operations

For the Three Months Ended September 30, 2012 and 2011

(Unaudited)

	2012	2011
Net Revenues:
Services	$3,167,411	$3,287,272
Product sales	1,123,607	1,195,700

	4,291,018	4,482,972

Cost of Services and Sales:
Cost of services	1,396,400	1,299,030
Cost of sales	412,876	462,048

	1,809,276	1,761,078

Gross Margin	2,481,742	2,721,894

Operating Expenses:
Selling, general and administrative	3,517,041	3,316,295
Bad debt expense	371,552	387,388
Depreciation and amortization	313,669	279,463

	4,202,262	3,983,146

Other (Expense):
Interest expense, net	(271,363)	(300,791)
Other expense	—	(3,000)

Net other (expense)	(271,363)	(303,791)

Income (loss) from continuing operations, before taxes	(1,991,883)	(1,565,043)
(Provision) benefit for income taxes	—	(3,498)

Income (loss) from continuing operations, net of taxes	(1,991,883)	(1,568,541)
Income (loss) from discontinued operations, net of taxes	(283,961)	(14,896)

Net income (loss)	(2,275,844)	(1,583,437)
Less: Net income (loss) attributable to noncontrolling interests	(45,269)	(27,544)

Net income (loss) attributable to Graymark Healthcare	$(2,230,575)	$(1,555,893)

Earnings per common share (basic and diluted):
Net income (loss) from continuing operations	$(0.13)	$(0.10)
Income (loss) from discontinued operations	(0.02)	—

Net income (loss) per share	$(0.15)	$(0.10)

Weighted average number of common shares outstanding	15,176,938	14,885,911

Weighted average number of diluted shares outstanding	15,176,938	14,885,911

GRAYMARK HEALTHCARE, INC.

Consolidated Condensed Statements of Operations

For the Nine Months Ended September 30, 2012 and 2011

(Unaudited)

	2012	2011
Net Revenues:
Services	$9,711,137	$9,388,267
Product sales	3,254,655	3,707,840

	12,965,792	13,096,107

Cost of Services and Sales:
Cost of services	4,133,334	3,814,933
Cost of sales	1,210,069	1,259,404

	5,343,403	5,074,337

Gross Margin	7,622,389	8,021,770

Operating Expenses:
Selling, general and administrative	10,989,745	10,039,289
Bad debt expense	1,024,207	628,215
Impairment of goodwill	3,041,000	—
Depreciation and amortization	920,905	836,936

	15,975,857	11,504,440

Other (Expense):
Interest expense, net	(843,562)	(975,735)
Other expense	—	(12,234)

Net other (expense)	(843,562)	(987,969)

Income (loss) from continuing operations, before taxes	(9,197,030)	(4,470,639)
(Provision) benefit for income taxes	—	(10,494)

Income (loss) from continuing operations, net of taxes	(9,197,030)	(4,481,133)
Income (loss) from discontinued operations, net of taxes	(364,172)	376,478

Net income (loss)	(9,561,202)	(4,104,655)
Less: Net income (loss) attributable to noncontrolling interests	(138,510)	(130,626)

Net income (loss) attributable to Graymark Healthcare	$(9,422,692)	$(3,974,029)

Earnings per common share (basic and diluted):
Net income (loss) from continuing operations	$(0.60)	$(0.42)
Income (loss) from discontinued operations	(0.02)	0.04

Net income (loss) per share	$(0.62)	$(0.38)

Weighted average number of common shares outstanding	15,121,218	10,332,069

Weighted average number of diluted shares outstanding	15,121,218	10,332,069